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                                  EXHIBIT 99.4

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                                              Chapter 11

EAGLE FOOD CENTERS, INC.,                           Case No. 00-01311 (PJW)

                  Debtor.                         Related to Docket No. 636.

                             ORDER AND FINAL DECREE
                             CLOSING CHAPTER 11 CASE

          Upon the motion dated January 7, 2002 (the "Motion"), of the above-captioned reorganized debtor (the "Reorganized Debtor"), under section 350(a) of the United States Bankruptcy Code, 11 U.S.C. Sections 101-1330 (the "Bankruptcy Code"), and Rule 3022 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), for entry of a final decree and order closing the Reorganized Debtor's chapter 11 case; and the Court having determined that the relief requested in the Motion is in the best interests of the Reorganized Debtor, the Reorganized Debtor's estate, its creditors and other parties-in-interest; and it appearing that proper and adequate notice of the Motion has been given and that no other or


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further notice is necessary; and upon the record of these chapter 11 cases; and
after due deliberation thereon; and good and sufficient cause appearing therefor;

          THE COURT FINDS that the chapter 11 case of the Reorganized Debtor has been fully administered within the meaning of section 350(a) of the Bankruptcy Code and the Bankruptcy Rules; and therefore.

          IT IS ORDERED, ADJUDGED AND DECREED:

          1.   The Motion is GRANTED.

          2.   The chapter 11 case of the Reorganized Debtor is closed.

          3. The appointment and services of Logan & Company, Inc., as the "Official Claims Agent" of the Clerk of the Bankruptcy Court shall be terminated effective ten (10) days after entry of this Order. The Official Claims Agent shall prepare final claims registers for the Office of the Clerk of the Bankruptcy Court pursuant to the Guidelines for the Implementation of 28 U.S.C.
Section 156(c), and will box and transport claims to the Federal Archives or to such other place as the Office of the Clerk of the Bankruptcy Court directs pursuant to the Guidelines. The services to be rendered by the Official Claims Agent shall be a charge to the estate of the Reorganized Debtor.


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          4.   The Court will retain jurisdiction to enforce the terms of this
Order.

Dated: January 28, 2002

                                            /s/ Mary F. Walrath
                                            ------------------------------------
                                        for Honorable Peter J. Walsh
                                            Chief United States Bankruptcy Judge